Master Money Trust
File Number: 811-21299
CIK Number: 0001186239
For the Period Ending: 3/31/2006

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended March 31, 2006.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

02/09/2006	$52,500	Nationwide Building	1.171%	01/26/2007
02/10/2006	127,000	General Electric Capital	5.000	02/16/2007